Exhibit 10.1

Sonic Foundry Initiates Corporate Governance Review

MADISON, Wis. – January 10, 2011 – Sonic Foundry, Inc. (NASDAQ: SOFO), the recognized market leader for rich media webcasting and knowledge management, today announced its Board of Directors recently initiated a corporate governance review regarding member terms and executive employment agreements.

The Board will review the length of the term (currently five years) for which each director will be elected at each election. The Board will continue to discuss the topic of governance both at meetings of the Board and outside of Board meetings.

Regarding the Company’s executive employment agreements, the Board has decided to pursue new employment agreements with Rimas Buinevicius, the Company’s Chief Executive Officer, and Monty Schmidt, the Company’s Chief Technology Officer for reasons that include making the employment agreements with Messrs. Buinevicius and Schmidt consistent with customary practice in the industry. Accordingly, on January 4, 2011, the Company notified Messrs. Buinevicius and Schmidt that it will not renew their existing employment agreements. The existing employment agreements will expire by their terms on March 31, 2011. The Board is entering into active negotiations with Messrs. Buinevicius and Schmidt in connection with new employment agreements for these executives.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO, www.sonicfoundry.com) is the global leader for rich media webcasting and knowledge management, providing enterprise communication solutions for education, business and government. Powered by Mediasite, the patented webcasting platform which automates the capture, management, delivery and search of lectures, online training and briefings, Sonic Foundry empowers people to transform the way they communicate. Through the Mediasite platform and its Event Services group, the company helps customers connect a dynamic, evolving world of shared knowledge and envisions a future where learners and workers around the globe use webcasting to bridge time and distance, accelerate research and improve performance. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry’s products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

For investor inquiries: investor@sonicfoundry.com

For media relations: tammyk@sonicfoundry.com